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                                                                    Exhibit 2.01


                            STOCK PURCHASE AGREEMENT


                                      AMONG

                             WATERLINK (SWEDEN) AB,


                                 WATERLINK, INC.

                                     AND THE


                   SHAREHOLDERS OF MELLAGARD V.A. MASKINER AB
                                  LISTED HEREIN



                               SEPTEMBER 12, 1997


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                                TABLE OF CONTENTS
                                -----------------


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
ARTICLE I     PURCHASE PRICE OF SHARES:  MANNER OF PAYMENT........................................................1
     1.1              Purchase Price of Shares....................................................................1
     1.2              Manner of Payment...........................................................................2
     1.3              Earn-Out....................................................................................2
     1.4              Determination of Earn-Out Payments..........................................................4

ARTICLE II    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS...............................................5
     2.1              Organization and Standing...................................................................5
     2.2              Conflicts; Consents.........................................................................6
     2.3              Capital Stock...............................................................................6
     2.4              Title to Shares; Investments of the Company.................................................6
     2.5              Outstanding Options and Warrants............................................................6
     2.6              Business Relations..........................................................................7
     2.7              Real Property...............................................................................7
     2.8              Title to and Condition of Assets............................................................8
     2.9              Financial Statements........................................................................8
     2.10     Absence of Certain Changes..........................................................................9
     2.11     Absence of Undisclosed Liabilities.................................................................10
     2.12     Taxes..............................................................................................11
     2.13     Indebtedness to Officers, Directors and Shareholders...............................................11
     2.14     Corporate Minutes..................................................................................11
     2.15     Brokerage and Finder's Fees........................................................................12
     2.16     Accounts Receivable................................................................................12
     2.17     Employment Matters.................................................................................12
     2.18     No Defaults........................................................................................13
     2.19     Material Contracts.................................................................................13
     2.20     Purchase Orders....................................................................................13
     2.21     Indebtedness.......................................................................................13
     2.22     Litigation.........................................................................................14
     2.23     Insurance..........................................................................................14
     2.24     Transactions with Officers, Etc....................................................................14
     2.25     Employees..........................................................................................15
     2.26     Trademarks, Copyrights and Similar Matters.........................................................15
     2.27     Environmental Matters..............................................................................16
     2.28     Bank Accounts......................................................................................16
     2.29     Compliance with Laws...............................................................................16
     2.30     Powers of Attorney.................................................................................17
     2.31     Licenses and Rights................................................................................17
     2.32     Products...........................................................................................17
     2.33     Casualty Occurrences...............................................................................17

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                                        i

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
     2.34     Inventory..........................................................................................18
     2.35     Capital Expenditure Plans..........................................................................18
     2.36     Representations and Warranties.....................................................................18

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PURCHASER........................................................18
     3.1              Organization and Good Standing of Purchaser................................................18
     3.2              Authority and Financial Capability of Purchaser............................................18

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT...........................................................19
     4.1              Organization...............................................................................19
     4.2              Capitalization.............................................................................19
     4.3              Corporate Authorization; Validity of Agreement; Necessary Action...........................20
     4.4              Consents and Approvals; No Violations......................................................20
     4.5              SEC Reports and Financial Statements.......................................................20
     4.6              Absence of Certain Changes.................................................................21
     4.7              No Default.................................................................................21

ARTICLE V     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
              AND PARENT.........................................................................................22
     5.1              Representations True.......................................................................22
     5.2              All Consents Obtained......................................................................22
     5.3              Performance of Obligations.................................................................22
     5.4              Receipt of Documents by Purchaser..........................................................22
     5.5              No Litigation..............................................................................23
     5.6              Delivery of Books and Records..............................................................23
     5.7              Absence of Changes.........................................................................23
     5.8              Purchaser's Review.........................................................................23
     5.9              No Indebtedness............................................................................23
     5.10     Employment Agreements..............................................................................23
     5.11     Investment Letters.................................................................................23


ARTICLE VI    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.....................................................23
     6.1              Representations True.......................................................................23
     6.2              All Consents Obtained......................................................................24
     6.3              Performance of Obligations.................................................................24
     6.4              Receipt of Documents by Sellers............................................................25
     6.5              No Litigation..............................................................................24
     6.6              Employment Agreements......................................................................24

ARTICLE VII   CLOSING............................................................................................24

ARTICLE VIII  TERMINATION OF AGREEMENT...........................................................................25

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
ARTICLE IX    SURVIVAL OF REPRESENTATIONSAND WARRANTIES:
              INDEMNIFICATION: DISPUTES..........................................................................25
     9.1              Survival of Representations and Warranties.................................................25
     9.2              Sellers' Indemnification...................................................................26
     9.3              Defense of Claim...........................................................................26
     9.4              Purchaser's Indemnification................................................................27
     9.5              Limitation on Indemnification..............................................................27

ARTICLE X     CONDUCT PRIOR TO CLOSING DATE......................................................................28
     10.1     Continuation of Business...........................................................................28
     10.2     Preservation of Business...........................................................................29
     10.3     Consents and Approvals.............................................................................29

ARTICLE XI    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT..........................................................29

ARTICLE XII  EXPENSES............................................................................................30

ARTICLE XIII NOTICES.............................................................................................30

ARTICLE XIV REMEDIES NOT EXCLUSIVE...............................................................................31

ARTICLE XV  NON-COMPETITION......................................................................................31
     15.1     Non-Competition Agreement..........................................................................31
     15.2     Disclosure of Confidential Information.............................................................33

ARTICLE XVI MISCELLANEOUS........................................................................................33
     16.1     Counterparts.......................................................................................33
     16.2     Captions and Section Headings......................................................................33
     16.3     Waivers............................................................................................33
     16.4     Right of Inspection................................................................................33
     16.5     Amendments, Supplements or Modifications...........................................................33
     16.6     Entire Agreement...................................................................................33
     16.7     Governing Law......................................................................................34
     16.8     Knowledge and Best Efforts.........................................................................34
     16.9     Press Releases.....................................................................................34
     16.10    Arbitration........................................................................................34
     16.11    Effective Date.....................................................................................34

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                                       iii

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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made this 12th day of September, 1997, among Waterlink, Inc., a corporation organized under the laws of the State of Delaware in the United States ("Parent"), WATERLINK (SWEDEN) AB, a company organized under the laws of Sweden, registration number 556534-5401 (the "Purchaser"), and each of the Shareholders of Mellegard V.A. Maskiner AB, a company organized under the laws of Sweden, registration number 556399-8540 (the "Company"), to wit: Krister Lundberg, Soren Andersson, and Per Mellegard (collectively, the "Sellers").


                                R E C I T A L S:
                                ----------------

         A. Sellers own all the issued and outstanding shares of capital stock of the Company.

         B. Subject to the conditions of this Agreement, and subject to the performance by the parties of their respective obligations under this Agreement, Sellers desire to sell, and Parent and Purchaser desire to purchase, all the issued and outstanding shares of capital stock of the Company for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, Parent, Purchaser and Sellers, intending to be legally bound, agree as follows:


                                    ARTICLE I

                   PURCHASE PRICE OF SHARES: MANNER OF PAYMENT
                   -------------------------------------------

         1.1 PURCHASE PRICE OF SHARES. On the terms and subject to the conditions of this Agreement, Sellers shall, with all transfer taxes of any kind prepaid, convey, assign and transfer to Parent and Purchaser at the Closing (as defined below) all the Shares (as defined in Section 2.3), free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Parent and Purchaser shall purchase all the Shares for an aggregate purchase price (the "Purchase Price") of Forty Seven Million Nine Hundred Eighty Thousand Swedish Krona (SEK 47,980,000) plus the Earn-Out Payments (as defined below), if any. As between Parent and Purchaser, at the Closing, Parent will purchase 38 Shares (representing the whole number of Shares most closely approximating 19.2% of all the outstanding Shares) for the aggregate purchase price of Twelve Million Nine Hundred Eighty Thousand Swedish Krona (SEK 12,980,000) and Purchaser will purchase 162 Shares (representing the whole number of Shares most closely approximating 80.8% of all the outstanding Shares) for the aggregate purchase price of Thirty Five Million Swedish Krona (SEK 35,000,000) plus the Earn-Out Payments (as defined below), if any.



Execution Version

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         1.2      MANNER OF PAYMENT.

                  (a) Purchaser's portion of the Purchase Price will be paid by Purchaser to Sellers as follows:

                           (i) Thirty Five Million Swedish Krona (SEK
                  35,000,000) will be paid by Purchaser at the Closing to Sellers in the aggregate by certified or bank checks in immediately available funds or by wire transfers to an account or accounts designated by Sellers, at each Seller's option (the "Cash Portion").

                           (ii) Purchaser will pay to Sellers the Earn-Out
                  Payments, if any, as set forth in Section 1.3 below.

                  (b) Parent's portion of the Purchase Price will be paid by Parent to Sellers as follows: Parent will issue to each Seller its convertible subordinated promissory note (the "Note") substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date and payable to each Seller in the principal amount of Four Million Three Hundred Twenty-Six Thousand Six Hundred Sixty-Seven Swedish Krona (SEK 4,326,667). Each Note will be convertible into shares of Common Stock, par value U.S. $.001 per share, of Parent ("Parent Common Stock"), as provided for therein.

         1.3      EARN-OUT.

                  (a) In addition to the Cash Portion and the Note referred to in Section 1.2 above, Purchaser shall pay to Sellers in the aggregate the amounts set forth below (the "Earn-Out Payments") based on the "Adjusted Pre-Tax Income" (as more fully defined below) of the Company for the twelve-month period ended August 31, 1997, the thirteen-month period ending September 30, 1998 and the twelve-month period ending September 30, 1999.

                  (b) "Adjusted Pre-Tax Income" for any period of determination shall mean the net income after financial income and expenses but before extraordinary income and expenses in accordance with Clause 18 of Bokforingslag (1976:125) determined in accordance with generally accepted accounting principals used in Sweden ("Swedish GAAP") applied in a manner consistent with the Company's past practices. In determining Adjusted Pre-Tax Income for purposes of this Section 1.3, no effect shall be given to (i) any expenses, including, without limitation, depreciation expenses, repayments of intercompany indebtedness and expenses relating to contributions to the capital of other subsidiaries of Parent, incurred without the consent of Sellers by the Company outside the normal course of business as operated prior to the Closing including, but not limited to, (A) expenses allocated by Parent or any other direct or indirect parent corporation of the Company unless such expenses (x) are comparable to and replace expenses incurred by the Company prior to the Closing or (y) are incurred for sales, marketing, product development or similar purposes which provide commensurate benefits in income during the same period to the Company's operations, and (B) expenses incurred in connection with new projects or ventures outside the normal course of business, (ii) any increased or decreased expenses resulting from

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         purchase accounting adjustments required, or permitted, by Swedish GAAP or generally accepted accounting principals in the United States solely as a result of the transactions contemplated by this Agreement, (iii) losses made in connection with the sale of assets by the Company other than goods or services to customers in the ordinary course of business, and (iv) any revenues generated from and associated expenses incurred in connection with, sales of the Company which individually exceed Two Hundred Fifty Thousand Swedish Krona (SEK 250,000) and that are sales to or referred by Parent or any subsidiary of Parent (other than the Company). In addition, if the Company's cash is contributed or loaned (without interest or with interest at an annual interest rate which is lower than the STIBOR rate then in effect) to another of Parent's subsidiaries, then Adjusted Pre-Tax Income shall be increased by an amount equal to the additional interest that would have been earned on such cash during the applicable portion of the Earn-Out Period if such cash was retained by the Company and earning interest at such STIBOR rate. For purposes of the preceding sentence, "STIBOR rate" shall mean, as of any given day, the Stockholm Interbank Offered Rate for deposits in Swedish Kronor for a term of 360 days, as quoted at or around 11:00 a.m. (Swedish time) on the Reuters Screen SIOR (or such replacement page on that service which displays the information or if that service ceases to display the information, such other screen service). It is the intent of the parties that Adjusted Pre-Tax Income, determined for purposes of computing the Earn-Out Payments, be an equitable measurement of the future performance of the business of the Company being acquired hereby without giving effect to extraordinary revenues and expenses associated with the operation of such business by the Purchaser and Parent after the Closing and each party agrees to cooperate in good faith toward the determination of Adjusted Pre-Tax Income in a manner consistent with such intent. Purchaser will maintain the separate corporate existence of the Company during each Earn-Out Period.

                  (c) In accordance with the following table, Earn-Out Payments shall be payable by Purchaser to Sellers in the aggregate, by certified or bank checks in immediately available funds if the Adjusted Pre-Tax Income for the twelve-month period ended August 31 1997, the thirteen-month period ending September 30, 1998 and the twelve-month period ending September 30, 1999 (the "Earn-Out Periods") equals or exceeds the amounts set forth in the following table. The Earn-Out Payments, if any, may be made, at Purchaser's and Parent's option, in the form of One Hundred Percent (100%) cash, or Fifty Percent (50%) in cash and Fifty Percent (50%) in the maximum number of shares of Parent Common Stock having an aggregate value of not more than one-half (1/2) of the Earn-Out Payment. For purposes of this Section 1.3(c), the value of the Parent Common Stock shall be determined by the closing price of the Parent Common Stock as quoted on the New York Stock Exchange, or such other stock exchange or securities market on which the Parent Common Stock is listed at such time, or, if the Parent Common Stock is not listed on any securities exchange, as determined in good faith by Parent's board of directors (the "Closing Price") on August 29, 1997 for the first Earn-Out Period and September 30 (or if such date is not a trading day then on the trading day immediately preceding September
         30) of the second and third Earn-Out Periods (i.e., for the Earn-Out Period Ending September 30, 1998, the value of the Common Stock shall be equal to the Closing Price on September 30, 1998). For purposes of this Section 1.3, the Closing Price shall be converted into Swedish Krona based on the exchange

Execution Version
                                        3

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         rate published in THE WALL STREET JOURNAL on the last business day of the applicable Earn-Out Period.

         Adjusted Pre-Tax Income for
         the Twelve Months
         Ended 8/31/97                                        Aggregate Earn-Out Payment
         -------------                                        --------------------------

         SEK 12,000,000 or greater                            SEK 5,000,000


         Adjusted Pre-Tax Income for
         the Thirteen Months
         Ending 9/30/98                                       Aggregate Earn-Out Payment
         --------------                                       --------------------------

         SEK 15,000,000 or greater                            SEK 7,000,000


         Adjusted Pre-Tax Income for
         the Twelve Months
         Ending 9/30/99                                       Aggregate Earn-Out Payment
         --------------                                       --------------------------

         SEK 17,000,000 or greater                            SEK 7,600,000


         1.4      DETERMINATION OF EARN-OUT PAYMENTS.

                  (a) Sellers shall deliver to Purchaser within ninety (90) days of August 31, 1997 (i) the Company's audited financial statements for the twelve-month period ended August 31, 1997 and (ii) a statement setting forth the computation and amount of Adjusted Pre-Tax Income for the first Earn-Out Period as reviewed and concurred to by the Company's independent public accountants (the "First Earn-Out Statement"). Purchaser shall pay the Earn-Out Payment, if any, to Sellers within five (5) days of the delivery of the First Earn-Out Statement unless disputed by Purchaser. Purchaser must notify Sellers of any dispute with the computation of Adjusted Pre-Tax Income set forth on the First Earn-Out Statement, and any such dispute shall be resolved, in the same manner as set forth in Section 1.4(c) below.


                  (b) Purchaser shall deliver to Sellers within ninety (90) days of September 30, 1998 and 1999 (i) the Company's audited financial statements covering the respective Earn-Out Period and (ii) a statement setting forth the computation and amount of Adjusted Pre-Tax Income for such Earn-Out Period (as reviewed and concurred to by the Company's independent public accountants) (each, an "Earn-Out Statement") and shall pay the Earn-Out Payment, if any, to Sellers within five (5) days of the delivery of the Earn-out Statement unless disputed by Sellers in accordance with Section 1.4(b) below.


Execution Version
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                  (c) Sellers shall have thirty (30) days from the date the
         Earn-Out Statements are delivered to it to furnish Purchaser with a letter requesting access to the books and records of the Company necessary to compute the Adjusted Pre-Tax Income and upon receipt of such request, Purchaser shall promptly make available such books and records to Mikael Jonsson of Hemberg Advokatbyra, Gothenburg, Sweden, as agent for the Sellers ("Sellers' Representative"). Sellers shall have sixty (60) days after such access is granted to cause Sellers' Representative to furnish Purchaser with a letter setting forth those items with which Sellers disagree and the reasons for each such disagreement. The parties shall promptly seek to reconcile any such disagreement; if they fail to reach an agreement within thirty (30) days of receipt by Purchaser of such letter, then an independent public accounting firm shall be retained by the parties to settle any remaining disagreement, and the decision of said firm shall be final and binding on all parties to this Agreement. If Sellers' Representative and Purchaser cannot agree on an accounting firm to settle any remaining disagreement within such thirty (30) day period, then Sellers' Representative and Purchaser shall each designate an independent public accounting firm and the two (2) firms so designated shall select an independent public accounting firm and the decision of said firm shall be final and binding on all parties to this Agreement. The fees of all accounting firms involved shall be borne equally by the Seller, on the one hand, and Purchaser, on the other hand. The payment of any Earn-Out Payment in dispute, ultimately determined (pursuant to the procedures set forth in this paragraph) to be due the Sellers shall be made within five (5) days of such determination.


                                   ARTICLE II
                                   ----------

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS
              -----------------------------------------------------

         Sellers, jointly and severally, represent and warrant to, and agree with, Purchaser as follows:

         2.1      ORGANIZATION AND STANDING.

                  (a) The Company is a company duly organized, validly existing under the laws of Sweden. To the best of Sellers' knowledge, the Company has full power and authority, and all necessary licenses, permits and authorizations, to carry on its business as and where now conducted and to own or lease and operate its assets and properties at and where now owned or leased and operated by it, and is duly qualified to do business in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

                  (b) Attached as Schedule 2.1(b) is an updated Registration Certificate and the Articles of Association of the Company, each of which is true and complete and fully and completely sets forth all actions taken and/or required to be recorded therein.


Execution Version
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         2.2      CONFLICTS; CONSENTS.

                  (a) The execution, delivery and consummation of this Agreement by Sellers (i) is not contrary to the Articles of Association of the Company, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which either Seller or the Company is a party or to which Sellers or any of Sellers' assets is subject or bound or to which the Company or any of its assets is subject or bound, (iii) will not result in the creation of any lien or other charge upon any assets of the Company, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which the Company is a party or to which the Company or any of its assets is subject or bound.

                  (b) No approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Sellers for the authorization of this Agreement or the consummation by Sellers of the transactions contemplated by this Agreement.

                  (c) The execution, delivery and consummation of this Agreement by Sellers has been duly authorized, and at the Closing Date, no further action will be necessary on the part of Sellers or the Company to make this Agreement valid and binding on Sellers and enforceable against Sellers in accordance with its terms.

         2.3 CAPITAL STOCK. The Company has issued Two Hundred (200) shares of Common Stock, par value SEK 1,000 per share (the "Shares"). All of the Shares of each are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive or any other rights of any shareholder. No other shares of capital stock of the Company are outstanding.

         2.4      TITLE TO SHARES; INVESTMENTS OF THE COMPANY.

                  (a) Sellers own (beneficially and of record) all the Shares free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Sellers have good and transferable title to the Shares and have the absolute right, power and capacity to sell, assign and deliver the Shares to Purchaser in accordance with the terms of this Agreement, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Each Seller owns the number of Shares set forth on Schedule 2.4.

                  (b) The Company has no direct or indirect equity, debt or other interest in any entity, corporate or otherwise, or any right, warrant or option to acquire any such interest.

         2.5 OUTSTANDING OPTIONS AND WARRANTS. There are no subscriptions, options, warrants, rights, puts, calls, commitments or agreements (respecting issuance, redemption, repurchase, voting or otherwise) relating to, nor any outstanding securities convertible into, any shares of capital stock or other equity interest of the Company, or into any such convertible securities, and neither Sellers

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                                        6
nor the Company have agreed to issue, purchase, sell or transfer any of same, except as provided in this Agreement.

         2.6 BUSINESS RELATIONS. Other than as set forth on Schedule 2.6(a), the Company is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Neither Sellers nor the Company have received any notice of any material disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials or products used in any of the Company's businesses and have reason to believe that any such material disruption will occur. Except as set forth on Schedule 2.6, there are no sole source suppliers of goods, equipment or services used by the Company (other than public utilities) with respect to which practical alternative sources of supply are unavailable. Other than as set forth on Schedule 2.6(b), no single customer of the Company accounted for greater than Five Percent (5%) of the Company's gross revenues for either the most recently completed fiscal year or the portion of the current fiscal year ended August 31, 1997.

         2.7      REAL PROPERTY.

                  (a) Schedule 2.7(a) is a true and complete list of (i) all real property leases to which the Company is a party and (ii) all options, deeds of trust, deeds of declaration, mortgages and land contracts pursuant to or in which the Company has any interest in any real property (collectively, the "Real Property"). Sellers have furnished to Purchaser or its counsel true and complete copies of each written contract and a written description of each oral contract relating to the list set forth on Schedule 2.7(a). The Company owns no real property.

                  (b) With respect to the leased property comprising the Real Property including all leasehold improvements (collectively, the "Leased Property"):

                         (i) All leases are in writing and are duly executed
                  and, where required, witnessed, acknowledged and recorded to make them valid and binding and in full force and effect for their full term, and none have been modified, amended, sublet or assigned;

                        (ii) The rental set forth in each such lease is the
                  actual rental being paid, and there are no separate agreements or understandings with respect to the same;

                        (iii) There is no default by the Company or, to Sellers'
                  knowledge, any other party which materially affects the Leased Property;

                        (iv) On performance by the Company of the terms of each
                  lease (all of which terms have been performed in all material respects by the lessee as of the date of this Agreement and will have been performed in all material respects as of the Closing Date), the Company has the full right to enjoy the use of the premises demised for the full term of the lease without disturbance by any other party, and

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



                  there are no written or oral contracts between the Company and any third party relating to any claim by such third party of any right to all or any part of the interest of the Company in any leasehold estate or otherwise relating to the use and occupancy by the Company of such estate;

                         (v) All security deposits required by such leases have
                  been made and have not been refunded or returned, or to Sellers' knowledge, their forfeiture claimed, in whole or in part, by any lessor;

                        (vi) All leasehold improvements are in good operating or
                  working condition and repair, after taking into account ordinary wear and tear, and are adequate for the operation of the business of the Company as presently conducted. All contributions required to have been paid by any lessor of property in respect of any leasehold improvements have been paid.

                  (c) No Leased Property, including installations and improvements thereon that are owned, leased or occupied by the Company, is the subject of any official complaint or notice of violation of any applicable zoning, building or environmental protection code, and no such violation is known to exist. To the best of Seller's knowledge, there is no zoning, building or environmental protection code, or any other restrictions of whatever nature in regard of use or occupancy, which is likely to preclude or impair the use and occupancy of the Leased Property after the Closing Date, including installations and improvements thereon, for the purposes for which they are presently used.

         2.8 TITLE TO AND CONDITION OF ASSETS. Except as set forth on Schedule 2.8, the Company owns and possesses all right, title and interest in and to its assets, including, without limitation (i) valid and subsisting leasehold interests in all leasehold estates comprising the Real Property and (ii) good and merchantable title to all properties and assets other than the Real Property, in each case free and clear of all conveyances, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, encroachments, reservations, easements, limitations, servitudes, other title defects or restrictions of any nature. All tangible assets of the Company are in the Company's possession or under its respective control, and all equipment used by the Company is in good operating condition and repair, subject only to routine maintenance, and is fit and adequate for the purposes intended. The Company enjoys peaceful and quiet possession of its assets pursuant to or by all of the deeds, bills of sale, leases, licenses and other agreements under which it is operating its business.

         2.9 FINANCIAL STATEMENTS. Prior to the date of this Agreement, Sellers have provided Purchaser with the financial statements of the Company listed below (the "Financial Statements") and will provide to Purchaser monthly financial statements for the months after August 31, 1997 (the "New Monthly Financial Statements") as soon as practicable after the end of each month:

                  (a) Audited Balance Sheets at August 31, 1996, 1995 and 1994;


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                  (b) Audited Statement of Operations for the years ended August
         31, 1996, 1995 and 1994; and

                  (c) Unaudited Balance Sheet and Statement of Operations at and for the eleven-month period ended August 31, 1997.

         The Financial Statements (and, with respect to the New Monthly Statements, when delivered, will, or will be, as the context may require) (i) have been prepared in accordance with the specific principles and rules set forth on Schedule 2.9 attached hereto and are in conformity with law and Swedish GAAP applied on a consistent basis during the periods, (ii) present fairly in all material respects, the Company's financial position, results of its operations and changes in its financial position at and for the periods therein specified, (iii) are true and complete, (iv) are consistent with the books and records of the Company, (v) with respect to all of the unaudited Financial Statements, include all adjustments, consisting only of normal recurring adjustments, required for a fair presentation, (vi) contain and reflect such reserves as are or were necessary and required by the laws, principles and rules referred to pursuant to (i) above to be reflected in such statements as of said dates for all liabilities, actual, contingent or accrued, and for all reasonably anticipated losses and costs (in excess of expected receipts) and for all warranty claims, discounts or refunds with respect to services or products, or both, already rendered or sold, such reserves being based upon events or circumstances in existence or likely to occur in the future with respect to any contracts or commitments of the Company. The Financial Statements will be deemed to include any accompanying notes and schedules.

         2.10 ABSENCE OF CERTAIN CHANGES. Since August 31, 1996, the Company has actively conducted its business in the ordinary and regular course consistent with past practice. Since such date, there has not been any material adverse change in the business, condition (financial or otherwise), assets, liabilities or results of operations. To Sellers' knowledge, there has not occurred any event or governmental regulation or order which could cause such a change, nor, to Sellers' knowledge, is the occurrence of any such event, regulation or order threatened. Except as set forth on Schedule 2.10, without limiting the generality of the foregoing, since August 31, 1996, there has not been (nor has the Company agreed or arranged to do any of the following):

                  (a) Any increase made or promised in the compensation or other remuneration payable or to become payable by the Company to any of its employees, agents or partners;

                  (b) Any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the assets, tangible or intangible, of the Company;

                  (c) Any sale or transfer of any assets, except for sales of inventory or sales or replacements of obsolete equipment or other capital assets, in the ordinary course of business, or settlement, cancellation or release of any indebtedness owing to the Company or of any other claims of the Company;

                  (d) Any sale, license, assignment or transfer by the Company of any patents, trademarks, trade names or other similar intangible assets;

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                  (e) Any amendments or termination of any material contract, agreement or license to which the Company is a party or to which the Company or any of its assets are subject or bound;

                  (f) Any commitment made (through negotiations or otherwise) or any liability incurred to any labor organization by the Company;

                  (g) Any payment, declaration or setting aside by the Company of dividends or a return of capital or any distribution by the Company of any cash or other assets to any of its shareholders in redemption of or as the purchase price for any of the Company's capital stock or equity or in discharge or cancellation in whole or in part of any indebtedness owing (whether in payment of principal, interest or otherwise) to any of its shareholders;

                  (h) Any discharge or satisfaction by the Company of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent), other than those shown on the August 31, 1997 balance sheet of the Financial Statements that have been discharged or satisfied in the ordinary course without acceleration and other than those incurred and discharged in the ordinary course of business consistent with past practice;

                  (i) Any material transaction entered into by the Company other than in the ordinary course of business consistent with past practice;

                  (j) Any institution by the Company of a bonus, stock option, profit-sharing, pension plan or similar arrangement or any changes in any such existing plans;

                  (k) Any incurrence by the Company (whether discharged or not) of any obligation or liability (whether accrued, absolute, fixed or contingent) other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice;

                  (l) Any adverse change in collection loss experience;

                  (m) Any material loss, damage or destruction to any of the Company's properties (whether or not covered by insurance); or

                  (n) Except as required by the new Swedish law on Financial Statements, any change in accounting principles or practices from those utilized in the preparation of the Financial Statements.

         2.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the August 31, 1997 balance sheet of the Financial Statements, the Company is not obligated for, nor are any of its assets or properties subject to, any liabilities or adverse claims or obligations, absolute or contingent, except for product warranty obligations incurred in the ordinary course of business and trade payables incurred in the ordinary course of business since August 31, 1997, and the Company is not in default with respect to any terms or conditions of any liability or obligation.

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         2.12     TAXES.

                  (a) The Company has filed, and will file, on a timely basis, all income, vat, sales and other tax returns and reports of every nature required to be filed by it (including any consolidated or combined return required to be filed by it and any affiliated person or entity) accurately reflecting all taxes owing to any taxing authority ("Tax Returns"), and has paid in full or made adequate provision in the Financial Statements and the New Monthly Financial Statements for the payment of all taxes (including penalties, additions to tax and interest) for which it has or may have liability. All such Tax Returns are true, correct and complete in all respects. Sellers have no knowledge of any unassessed tax deficiency proposed or threatened against the Company as a result of the operation of its business. There are no liens on any of the Company's assets as a result of any tax liabilities except for taxes not yet due and payable. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties, additions to tax and interest) of any kind assessed against or relating to the Company with respect to any taxable period ending on or before the Closing Date. There are, and after the date of this Agreement, will be no other tax deficiencies relating to Tax Returns which include the Company for periods ending on or before the Closing Date. As to all tax periods, or portions thereof, which end prior to, or include, the Closing Date for which no Tax Returns are yet due, the liability of the Company for taxes allocable to periods (or portions thereof) ending on or before the Closing Date does not exceed the amount accrued on the Financial Statements or the new monthly Financial Statements for such taxes. The liability of the Company for taxes has not increased since August 31, 1996, except in the ordinary course of business.

                  (b) The Company is not subject to any tax audit or other investigation by any tax authority, any tax litigation or other dispute with any tax authority.

                  (c) The income tax returns for the Company have not been audited by any taxing authority.

                  (d) "taxes" shall mean all direct and indirect taxes and charges, social security fees, fees, duties and other assessments including, but not limited to, any income (whether actual or deemed), sales, use, transfer, transaction, investment, value added, withholding, employment, asset holding or registration tax, preliminary tax under Section 39 of the Swedish Tax Collection Act (1953:272) and deferred taxes, together with any interest, penalties, residual tax charges or additions to tax wherever arising.

         2.13 INDEBTEDNESS TO OFFICERS, DIRECTORS AND SHAREHOLDERS. The Company is not indebted to any of its shareholders, officers or directors (or to members of their immediate families) in any amount whatever other than for compensation and benefits payable or for expenses incurred on behalf of the Company in the ordinary course of business. Sellers have not received any conditional shareholders' contributions.

         2.14 CORPORATE MINUTES. Sellers have furnished or made available to Purchaser and its counsel the corporate record books of the Company and the same are accurate and complete and

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reflect all resolutions adopted and all actions taken, authorized or ratified by the shareholders and directors of the Company. Copies of all corporate minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, and in all events, prior to the Closing Date.

         2.15 BROKERAGE AND FINDER'S FEES. Neither the Sellers nor any shareholder, officer, director or agent of the Company has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

         2.16 ACCOUNTS RECEIVABLE. Sellers will deliver to Purchaser an aging schedule as of a date not more than five (5) days prior to the Closing Date which is true, correct and complete, of the accounts receivables, both trade and non-trade, of the Company as of that date. The reserves for doubtful receivables and uncollectible accounts that will be reflected on the books of the Company as of the Closing Date will not exceed Three and One-half Percent (3.5%) of the then aggregate accounts receivable, and will be sufficient to provide for any losses that may arise in connection with the collection of the accounts receivable. Except for the accounts receivables set forth on Schedule 2.16 which have special payment terms (the "Extraordinary Accounts Receivable"), the accounts receivable as reflected on the books of the Company as of the Closing Date, net of such reserves, will be fully collectible in the ordinary course of business within one hundred twenty (120) days after the Closing Date, without resort to legal proceedings. The Extraordinary Accounts Receivable will be fully collectible, without resort to legal proceedings, within the time periods set forth on Schedule 2.16. All of such accounts receivable will represent valid claims that have arisen in the ordinary course of business. If, after Purchaser's commercially reasonable efforts to collect such accounts receivable, accounts receivable in excess of such reserve are not collected after one hundred twenty (120) days after the Closing, or, in the case of the Extraordinary Accounts Receivable, within the time periods set forth on Schedule 2.16, and Purchaser is indemnified by the Sellers pursuant to the terms of
Article IX hereof as a result of the breach of this Section 2.16, then Purchaser will assign to Sellers all such accounts receivable not collected within such time period and for which such indemnification is made.


         2.17     EMPLOYMENT MATTERS.

                  (a) The Company is not a party to any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, pension, severance pay or retirement plans, profit sharing or similar personnel arrangement, any stock purchase, stock option or other stock plans or programs or any employee termination or severance arrangement. Full reservations have been made in the Financial Statements for all present or future liabilities, or both, in respect of pensions and other payments related to compensations to be paid to employees.

                  (b) There are no active, pending or, to the best of Sellers' knowledge, threatened administrative or judicial proceedings under any foreign, national or local law, ordinance or regulation relating to employees of the Company. The Company has not violated any labor

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         law, regulation or agreement in any relevant jurisdiction including the
         Swedish Act on Joint Regulation of Working Life (medbestammandelagen).

                  (c) The relation of each of the Company with its employees is generally good and there are no pending or, to the best of Sellers' knowledge, threatened, material labor difficulties.

         2.18 NO DEFAULTS. Except as set forth on Schedule 2.18, the Company is not in default (nor is any such default alleged to exist) under the terms of any written or oral contract, agreement, lease, license, mortgage, deed of trust, note, guaranty, instrument or understanding (collectively, "Contracts") to which it is a party and which is required to be disclosed on Schedule 2.19(a) or the default under which would have a material adverse effect on the Company. To Sellers' knowledge, no such default, condition or event exists or is alleged to exist with respect to the performance of any obligation of any other party to any of such Contracts.

         2.19     MATERIAL CONTRACTS.

                  (a) Schedule 2.19(a) is a true and correct list of each Contract to which the Company is a party or by which any of its assets, businesses or operations is bound or affected other than any Contract that (i) may be canceled by the Company on thirty (30) days' notice or less without incurring a liability or obligation on the part of the Company for such cancellation, or (ii) involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than One Hundred Fifty Thousand Swedish Krona (SEK 150,000). Schedule 2.19(a) includes a description of any consents or approvals required of third parties under the terms of any Contracts for the consummation of the transactions contemplated by this Agreement. A true, correct and complete copy of each written, and a description of each oral, Contract, so listed has been delivered to Purchaser or its counsel.

                  (b) Schedule 2.19(b) is a true and correct list of each Contract with a customer of the Company that contains provisions (i) providing for payment terms to the Company of forty-five (45) days or greater, (ii) permitting the customer to retain any portion of the purchase price for the products or services to be provided thereby as security for warranty claims or for any other purpose, or (iii) providing for liquidated or stipulated damages.

         2.20 PURCHASE ORDERS. Schedule 2.20 is a true and complete list of all purchase orders under which the Company is or will become obligated to pay any particular vendor an aggregate sum in excess of One Hundred Thousand Swedish Krona (SEK 100,000).

         2.21 INDEBTEDNESS. Schedule 2.21 is a true and complete list of all indebtedness for borrowed money, owed or to be owed by the Company, including a description of the terms of payment, and, if such indebtedness is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security. As of the Closing, the Company will not be obligated for any indebtedness other than trade payables incurred in the ordinary course of business.


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         2.22 LITIGATION. Schedule 2.22 is a true and complete list of all administrative or judicial proceedings to which the Company is a party or, to the knowledge of Sellers, to which it is threatened to be made a party which relate, directly or indirectly, to any of the Company's assets, including, without limitation, proceedings that could affect title to or interests in the assets. Except as set forth on Schedule 2.22, there is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or, to the knowledge of Sellers, threatened against affecting the Company or any of their assets, including, without limitation, any relating to so-called product liability, which, if adversely determined or resolved, would have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company, or any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, permits or grants of authority of the Company. Neither the Sellers nor the Company has received notice that the Company is the subject of any governmental investigation. The Company is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Schedule 2.22 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

         2.23 INSURANCE. Schedule 2.23 is a true and correct list of all the policies of insurance covering the business, properties and assets of the Company presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium, (vi) expiration date and (vii) the property, if any, insured). All of the insurance policies set forth on Schedule 2.23 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and the Company has not received any notice of cancellations with respect to any of the policies. All such insurance policies will remain in full force through the Closing Date. The Company has not been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years.

         2.24     TRANSACTIONS WITH OFFICERS, ETC.

                  (a) Schedule 2.24(a) is a true and correct list of the ownership of Sellers in any entity that has any existing contractual relationship, oral or written, or other business relationship with the Company.

                  (b) Schedule 2.24(b) is a true and correct list of all Contracts (oral or written), including, but not limited to, any loans (other than those set forth on Schedule 2.13 of this Agreement or not required to be set forth thereon) or leases, to which the Company is a party and to which any of the officers, directors or other employees or shareholders of the Company, or, to the best of Sellers' knowledge, members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, is also a party. Schedule 2.24(b) includes a list of indebtedness of any such person or entity to the Company.

                  (c) Except as set forth on Schedule 2.24(c), neither the Company nor any officer, director, employee or shareholder of the Company, or, to the best of Sellers' knowledge, members of their immediate families or other corporations, partnerships or other entities in

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         which any of them has a material interest, has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature.

         2.25 EMPLOYEES. Schedule 2.25 is a true and correct list of all employees of the Company (as used in this Agreement, the term "employees" includes employees, salesmen, sales agents, sales representatives and all other persons associated with the Company) their accrued vacation and sick pay, the nature of their duties and the date and amount of their last increase in compensation. A true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to Purchaser or its counsel.

         2.26     TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS.

                  (a) Except as set forth on Schedule 2.26, the Company has not, within the last five (5) years, been charged with infringement or violation of any patent, trademark, service mark, trade name, copyright or any other intellectual property right. The Company is not using nor has it in any way made use of any patentable or unpatentable invention, or any confidential information or trade secret, of any former employer of any present or past employee of the Company. All patents, trademarks, service marks, trade names, copyrights and other intellectual property rights, including, without limitation, any contractual rights (such as licenses) pursuant to which the Company uses any intellectual property rights of another party (collectively, the "Specified Items"), and all applications or registrations, owned or used by the Company are listed on Schedule 2.26 and, to the extent indicated, have been duly registered in, filed in or issued by the Swedish Patent and Registration Authority Office or the corresponding agency or office of each applicable jurisdiction and all renewal fees for such registrations have been paid. Except as indicated on Schedule 2.26, the Company is the sole and exclusive owner of, or has the sole and exclusive right to use, the Specified Items, except for the rights of licensees (whose names and addresses are listed on Schedule 2.26). Except as set forth on Schedule 2.26, the Company does not use any of the Specified Items by consent of any other party and the same are free and clear of any attachments, liens, claims, encumbrances or agreements. Except as listed on Schedule 2.26, to the knowledge of Sellers, there are no claims or demands of any other person, firm or corporation pertaining to any of the Specified Items, and no proceedings have been instituted, are pending or are threatened which challenge the right of the Company with respect to any of the Specified Items. None of the Specified Items infringes on, or is being infringed on by others, and none of the Specified Items is subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

                  (b) The Company is the sole and exclusive owner of its corporate name. The Company does not use such name by consent of any other person or entity, and owns such name free and clear of any attachments, liens, claims, encumbrances or agreements. To the knowledge of Sellers, there are no claims or demands of any other person or entity pertaining to the use of the name and no proceedings have been instituted or are threatened, which challenge the right of the Company in respect of such name; and the use of such name by the

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         Company does not infringe on or is not being infringed on by others, and is not subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use. The Company uses the name "MEVA" with the consent of MEVA AB, a Swedish corporation owned by Sellers.

                  (c) True, correct and complete copies of all patents, trademarks, service marks, trade names and copyrights, and of all related applications or registrations, that are listed on Schedule 2.26 have been delivered to Purchaser or its counsel.

         2.27     ENVIRONMENTAL MATTERS.

                  (a) The Company has obtained all necessary environmental approvals, permits and consents for its operations.

                  (b) All environmental approvals, permits and consents are in full force and effect and there are no facts or circumstances which may lead to any approvals, permits or consents being revoked, cancelled or modified.

                  (c) The operations of the Company have been carried out in full compliance with all approvals, permits and consents as well as all applicable environmental laws.

                  (d) All registrations and other information required to be provided by the Company and all records and data required to be maintained by the Company in accordance with environmental laws and such approvals, permits and consents have been provided and maintained.

                  (e) No real property is being or has at any time been used by the Company in a manner which will lead to or has lead to any real property becoming contaminated.

                  (f) There are no actions, claims, complaints, investigations or other proceedings currently pending or, to Sellers' knowledge, threatened in connection with the operations of the Company and there is no actual or contingent liability to make good, repair, restore or clean up any real property and no act or omission of the Company will give rise to any such liability.

         2.28 BANK ACCOUNTS. Schedule 2.28 is a true and correct list of the name of each bank, savings and loan, or other financial institution in which the Company has an account or safe deposit box, the names of all persons authorized to draw on each account or to have access to each box, the number of signatures required to be given for a withdrawal and a description of the type of account. All liquid assets, including but not limited to bank accounts, will be available on the Closing Date free and clear of any restriction or condition and without withholding or deduction for any taxes or other charges.

         2.29 COMPLIANCE WITH LAWS. The Company has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or

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instrumentality, federal or local, or other requirements of law affecting its business and operations and is not in default under or in violation of any provision of any federal or local law, regulation, rule or order, except for any such noncompliance that would not, individually, result in a claim, damage, penalty or other cost to the Company in excess of One Hundred Thousand Swedish Krona (SEK 100,000).

         2.30 POWERS OF ATTORNEY. Except as set forth on Schedule 2.30, the Company has not given any power of attorney (irrevocable or otherwise) that is presently in effect to any person or entity for any purpose.

         2.31 LICENSES AND RIGHTS. The Company possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating, where the failure to maintain any such franchises, licenses, easements, permits and other authorizations would have a material adverse effect on the financial condition of the Company. Such franchises, licenses, permits and other authorizations are listed on Schedule 2.31.

         2.32     PRODUCTS.

                  (a) The products sold by the Company conform to and meet or exceed the standards required by all applicable laws, ordinances and regulations in effect at the time of such sales and, to Sellers' knowledge, there is no pending legislation, ordinance or regulation which if adopted or enacted would have a material adverse effect on such products or the Company's business.

                  (b) Schedule 2.32 contains a written statement accurately describing the Company's warranties and customer service policies and any recurring warranty problems. The Company has no outstanding contracts or proposals that depart from the warranty and customer service policy and practice described in such Schedule. Except as may be listed on Schedule 2.32, no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of the Company's products are presently pending or, to the knowledge of Sellers, threatened other than product warranty claims which, in the aggregate, do not exceed One Hundred Thousand Swedish Krona (SEK 100,000). All liabilities of the Company relating to any such claims, contingent or otherwise, have been set forth on the appropriate Financial Statements or New Monthly Financial Statements to the extent required by Swedish GAAP.

         2.33 CASUALTY OCCURRENCES. Schedule 2.33 is a true and correct list of occurrences of which the Company has received notice during the last five (5) years of damages in excess of Seventy-Five Thousand Swedish Krona (SEK 75,000) to persons or property involving any defects or alleged defects in any of the Company's products or their respective designs. All such occurrences are fully and adequately covered by paid-for insurance.


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         2.34 INVENTORY. The inventory of the Company reflected on the August
31, 1997 balance sheet of the Company and acquired since the date of such balance sheet consist only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, within the Company's normal inventory "turn" experience and do not include any item of inventory which has previously been written off by the Company. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with Swedish GAAP to estimated net realizable market values. The value at which the inventories are carried the Company's books reflects the lower of cost (on an average cost basis) or estimated net realizable market value, and with respect to the inventory reflected on the August 31, 1996 balance sheet of the Company only, is based on quantities determined by physical count.

         2.35 CAPITAL EXPENDITURE PLANS. Schedule 2.35 sets forth a description of each capital expenditure program of the Company involving the expenditure of at least Seventy-Five Thousand Swedish Krona (SEK 75,000) as to which the expenditure of funds is incomplete, setting forth (i) the budgeted expenditures and (ii) the actual amounts expended, if any.

         2.36 REPRESENTATIONS AND WARRANTIES. The warranties and representations given above are separate and independent. No representation or warranty of the Sellers set forth in this Agreement shall be deemed waived or otherwise affected by any commercial or financial analysis, or any inquiry or investigation which the Purchaser, its advisors, auditors or representatives may make with respect to the Company and its business.

                                   ARTICLE III
                                   -----------

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser represents and warrants to, and agrees with, Sellers as follows:

         3.1 ORGANIZATION AND GOOD STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Sweden, has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business.

         3.2 AUTHORITY AND FINANCIAL CAPABILITY OF PURCHASER. The execution, delivery and consummation of this Agreement by Purchaser has been duly authorized by the board of directors of Purchaser in accordance with all applicable laws and the Articles of Association of Purchaser, and at the Closing Date no further corporate action will be necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms.


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




                                   ARTICLE IV
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

         Parent represents and warrants to, and agrees with, Sellers as follows:

         4.1 ORGANIZATION. Each of Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. Parent and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Parent and its subsidiaries, taken as a whole.

         4.2      CAPITALIZATION.

                  (a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and (b) 10,000,000 shares of Preferred Stock, par value is US $.001 per share (the "Parent Preferred Stock"). As of the date hereof, (i) 11,760,731 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued and outstanding, and (iii) options and warrants to purchase 1,635,300 shares of Parent Common Stock have been granted and are outstanding. All of the outstanding shares of Parent's capital stock are duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent issued and outstanding. Except as set forth above or on Schedule 4.2 and except for transactions contemplated by this Agreement, (i) there are no shares of capital stock of Parent authorized, issued or outstanding and
         (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its subsidiaries, obligating Parent or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Parent or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of Parent or any subsidiary or affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity.

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                  (b) There are no voting trusts or other agreements or
         understandings to which Parent or any of its subsidiaries is a party with respect to the voting of the capital stock of Parent or its subsidiaries. None of Parent or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Parent, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

         4.3 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes valid and binding obligations of the Company, constitutes valid and binding obligations of Parent, enforceable against it in accordance with its terms. The shares of Parent Common Stock that may be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934 (the "Exchange Act") and the Securities Act of 1933 (the "Securities Act"), neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Parent,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its subsidiaries, taken as a whole, or would not, or would not be reasonably likely to, materially impair the ability of Parent to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Parent and its subsidiaries, taken as a whole, or would not, or would not be reasonably likely to, materially impair the ability of Parent to consummate the transactions contemplated hereby.

         4.5 SEC REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to the Company, true and complete copies of, all forms, reports, schedules, statements and other documents filed or required to be filed by it and its subsidiaries since May 23, 1997 under the Exchange Act or the Securities Act

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



(as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and/or its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the applicable jurisdiction applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

         4.6 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, from September 30, 1996 through the date of this Agreement, Parent and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice. Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, from September 30, 1996 through the date of this Agreement, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its subsidiaries other than regular quarterly cash dividends, distributions or payments on account of indebtedness paid by subsidiaries to Parent or a subsidiary of Parent; or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles in the applicable jurisdiction.

         4.7 NO DEFAULT. The business of Parent and its subsidiaries is not being conducted in default or violation of any term, condition or provision of
(a) its respective Articles of Incorporation or By-laws or similar organizational documents, (b) any lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either has a term of more than one year or involves the payment or receipt of money in excess of US $50,000 or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Parent or any of its subsidiaries, excluding from the foregoing clauses (b) and (c), defaults or violations that would not have a material adverse effect on Parent and its subsidiaries, taken as a whole, or would not, or would not be reasonably likely to, materially impair the ability of Parent to consummate the transactions contemplated hereby. No investigation or review by any

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                                       21
governmental entity with respect to Parent or any of its subsidiaries is pending or, to the best knowledge of Parent, threatened, nor to the best knowledge of Parent, has any governmental entity indicated an intention to conduct the same.


                                    ARTICLE V
                                    ---------

           CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT
           -----------------------------------------------------------

         The obligations of Purchaser and Parent under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

         5.1 REPRESENTATIONS TRUE. The representations, covenants and warranties of Sellers contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         5.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Sellers or the Company have been obtained from all local and national departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement including, without limitation, such consents as may be listed or required to be listed on Schedule 2.2.

         5.3 PERFORMANCE OF OBLIGATIONS. Sellers have duly performed all obligations, covenants and agreements undertaken by them in this Agreement and have complied with all terms and conditions applicable to them under this Agreement to be performed and complied with on or before the Closing Date.

         5.4 RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

                  (a) a certificate executed by Sellers certifying as to the fulfillment of the matters contained in Sections 5.1, 5.2, 5.3, 5.5 and 5.9;

                  (b) a true and correct copy of the Company's Articles of Association certified by the Patent and Registration Office (PRV) and the Company's Registration Certificate, both dated not more than seven
         (7) days prior to the Closing Date;

                  (c) a written opinion from counsel for Sellers (who must be satisfactory to Purchaser and its counsel), dated as of the Closing Date, addressed to Parent and Purchaser, satisfactory to Parent, Purchaser and their counsel;

                  (d) the resignations of such directors of the Company as may be requested by Purchaser; and

                  (e) share certificates representing all of the Shares, duly endorsed in blank.

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                                       22

         5.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, or which is likely to materially and adversely affect the value of the business or assets of the Company, taken as a whole.

         5.6 DELIVERY OF BOOKS AND RECORDS. Sellers have delivered or made available to Purchaser all books and records of the Company relating to or reasonably required for the operation of the business of the Company, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

         5.7 ABSENCE OF CHANGES. There has been no material adverse change in the business (financial or otherwise), assets, liabilities, results of operations or prospects of the Company, taken as a whole, from that presented in the Financial Statements dated at and for the twelve-month period ended August 31, 1997.

         5.8 PURCHASER'S REVIEW. Purchaser has conducted a review of the business, assets, books and records of the Company and has found the results of such review to be satisfactory to Purchaser, in its sole discretion.

         5.9 NO INDEBTEDNESS. The Company shall have no indebtedness, other than trade payables incurred in the ordinary course of business.

         5.10 EMPLOYMENT AGREEMENTS. Each of the Sellers shall have entered into employment agreements with the Company substantially in the form of Exhibit B, Exhibit C or Exhibit D, as appropriate (the "Employment Agreements").

         5.11 INVESTMENT LETTERS. Each of the Sellers shall have executed and delivered to Parent investment letters substantially in the form of Exhibit E.

         5.12 MEVA TRANSACTION. The transaction contemplated by the Stock Purchase Agreement of even date herewith providing for Purchaser's acquisition of all the outstanding capital stock of MEVA AB shall have been consummated.


                                   ARTICLE VI
                                   ----------

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
                 ----------------------------------------------

         The obligations of Sellers under this Agreement are, at the option of Sellers, subject to satisfaction of the following conditions at or prior to the Closing Date:

         6.1 REPRESENTATIONS TRUE. The representations and warranties of Purchaser and Parent contained in this Agreement are true, complete and accurate in all material respects on and as of the

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



Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         6.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Purchaser have been obtained from all local and national departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated by this Agreement.

         6.3 PERFORMANCE OF OBLIGATIONS. Purchaser has duly performed all obligations, covenants and agreements undertaken by Purchaser in this Agreement and has complied with all the terms and conditions applicable to Purchaser under this Agreement to be performed or complied with on or before the Closing Date.

         6.4 RECEIPT OF DOCUMENTS BY SELLERS. Sellers have received:

                  (a) the Cash Portion of the Purchase Price as provided in
         Section 1.2(a);

                  (b) the Notes as provided in Section 1.2(b);

                  (c) a certificate executed by the President and Secretary or Treasurer of each of Purchaser and Parent certifying as to the fulfillment of the matters contained in Sections 6.1, 6.2 and 6.3 of this Article; and

                  (d) a written opinion from counsel for Purchaser, dated as of the Closing Date, addressed to Sellers, satisfactory to Sellers and their counsel.

         6.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to obtain material damages from Sellers in connection with this Agreement or the consummation of this Agreement.

         6.6 EMPLOYMENT AGREEMENTS. The Company shall have entered into the Employment Agreements.


                                   ARTICLE VII
                                   -----------

                                     CLOSING
                                     -------

         The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the Company's offices, located at Sisjo Kullegata 6, S-421 32 Vastra, Frolunda, Sweden, on the later of September 10, 1997, at 10:00 A.M. local time or five (5) business days after the fulfillment of the last condition necessary to complete the transaction on such other date mutually agreeable to the parties (the "Closing Date"). Unless the parties otherwise agree in writing, if the Closing has not occurred by October 31, 1997, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's

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breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing including the fulfillment of all the conditions contained herein.


                                  ARTICLE VIII
                                  ------------

                            TERMINATION OF AGREEMENT
                            ------------------------

         This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date (unless otherwise specified below):

                  (a) by mutual consent in writing of Purchaser, the Company, and Sellers;

                  (b) by Purchaser or Sellers if, in the case of Purchaser, there has been a material misrepresentation or breach of warranty in the representation and warranties of Sellers made under this Agreement or if, in the case of Sellers, there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser or Parent made under this Agreement; or

                  (c) by Purchaser if all or a material portion of the Company's assets have been materially damaged or destroyed before the Closing.

Any termination pursuant to this Article VIII will not affect the obligations of the parties under Article XII or Section 16.4, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser (i) has complied with all of the conditions to Closing contained in Article VI, (ii) has notified Sellers of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay Sellers the Purchase Price and furnishes evidence to that effect to Sellers, and if the Closing does not then occur due to the refusal of Sellers to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.


                                   ARTICLE IX
                                   ----------

                           SURVIVAL OF REPRESENTATIONS
                           ---------------------------
                    AND WARRANTIES: INDEMNIFICATION: DISPUTES
                    -----------------------------------------

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of Sellers or Purchaser, the representations and warranties of Sellers, on the one hand, and Purchaser, on the other hand, contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing

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



for a period of fifteen (15) months, except that (a) the representations and warranties of Sellers contained in Section 2.12 with respect to tax matters will survive for so long as any applicable statute of limitations has not expired, been suspended or been waived or extended, and for ninety (90) days thereafter,
(b) those contained in Section 2.27 with respect to Environmental Matters will survive until any action brought by appropriate governmental authorities or others is finally resolved, and for ninety (90) days thereafter, and (c) those contained in Section 2.4 with respect to title to the Shares shall survive forever. However, as to any breach of, or misstatement in, any such representation or warranty as to which Purchaser or Parent has given notice to Sellers or Sellers have given notice to Purchaser on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice.


         9.2      SELLERS' INDEMNIFICATION.

                  (a) In the event of (i) a breach of, or misstatement in, any one or more of the representations, warranties or covenants of Sellers made in or pursuant to this Agreement, or (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations, warranties or covenants of Sellers made in or pursuant to this Agreement, Sellers shall, jointly and severally, compensate Purchaser and Parent and their respective subsidiaries, shareholders, directors, officers, employees and agents, on demand, with an amount equal to the costs, expenses, losses, damages and liabilities timely incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal and accounting fees and expenses) ("Losses"). Any payment by Sellers pursuant to any claim for losses shall be considered as a reduction of the Purchase Price.

                  (b) If any loss or losses is deducted by the Company for tax purposes, the compensation to be paid by Sellers pursuant to Section 9.2(a) above shall be reduced by an amount equal to any tax savings actually realized by the Company as a result of such deduction.

                  (c) No claim may be brought against Sellers under Section 9.2(a) above unless Purchaser or Parent provides written notice of any such claim to one or more of the Sellers within a reasonable time after Purchaser or Parent received actual notice of such breach. The notice referred to in the preceding sentence shall contain reasonable particulars of the nature of the breach and, to the extent then determinable, the amount claimed thereby.

                  (d) Section 9.2(a) above provides the exclusive remedies available to Purchaser for any losses. The parties agree that the Swedish Sale of Goods Act shall not apply in this respect.

         9.3 DEFENSE OF CLAIM. If Purchaser or Parent has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against Sellers pursuant to this Agreement,

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



Purchaser will give notice in writing to Sellers. Within fifteen (15) days after the earlier of (i) receipt of such notice or (ii) receipt of actual notice by Sellers from sources other than Purchaser, Sellers may give Purchaser written notice of their election to conduct the defense of such claim, action or proceeding at its own expense. If Sellers have given Purchaser such notice of election to conduct the defense, Sellers may conduct the defense at their expense and Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Sellers have not timely notified Purchaser in writing of their election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Sellers' expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Sellers of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Sellers have not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Sellers' expense) unless Sellers notify Purchaser in writing (within seven (7) days after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Sellers as fully as though they alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Sellers have elected under this Section 9.3 to conduct the defense of any claim, action or proceeding, then Sellers will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding. If Sellers elect to settle, compromise or satisfy any claim, action or proceeding defended by them, the cost of any such settlement, compromise or satisfaction will be borne entirely by Sellers and may be made only with the consent of Purchaser, such consent not to be unreasonably withheld. Purchaser and Sellers will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 9.3.

         9.4 PURCHASER'S INDEMNIFICATION. Purchaser covenants and agrees to compensate Sellers for any and all costs, expenses, losses, damages and liabilities incurred or suffered by Sellers (including reasonable legal and accounting fees and costs) resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement to the same extent as provided in Section 9.2(a), and in the same manner as provided in Section 9.3, of this
Article IX.

         9.5 LIMITATION ON INDEMNIFICATION. Any of the foregoing notwithstanding, Sellers shall not be obligated to indemnify Purchaser or Parent unless and except to the extent that the aggregate Losses (when taken together with any prior Losses) exceed Two Million Swedish Krona (SEK 2,000,000) (the "Deductible") PROVIDED, HOWEVER, that the Deductible shall not apply to any Losses arising out of or relating to a breach of the representations and warranties contained in Section 2.4 (with respect to title to Shares), 2.12 (with respect to taxes), 2.22 (with respect to indebtedness) and 2.27 (with respect to environmental matters) all of which shall be indemnifiable from the first Swedish Krona of Loss. Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers' obligation to compensate Purchaser or Parent for Losses pursuant to Section 9.2(a) exceed Eighty

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



Percent (80%) of the Purchase Price (including any Earn-Out Payments paid before or after any claim for compensation for Losses is made).


                                    ARTICLE X
                                    ---------

                          CONDUCT PRIOR TO CLOSING DATE
                          -----------------------------

         10.1 CONTINUATION OF BUSINESS. Until the Closing Date, Sellers will cause the Company to continue to conduct its business in the ordinary and usual course consistent with past practice, and, without limiting the generality of this undertaking, Sellers will not, and will cause the Company not to, do or suffer to be done any of the following, whether or not in the ordinary and usual course, without the prior written consent of Purchaser:

                  (a) Dispose or contract to dispose of, or acquire or contract to acquire, any assets (except for inventory or obsolete capital assets disposed of or acquired in the ordinary course of business), or any interest in any Real Property or other capital assets;

                  (b) Borrow any money;

                  (c) Enter into any lease except as a lessor in the ordinary course of business;

                  (d) Encumber any assets;

                  (e) Enter into any contract, commitment or arrangement of the type required by Section 2.20 above to be listed on Schedule 2.20;

                  (f) Declare or pay any dividend or declare or make any other distribution to shareholders;

                  (g) Purchase or redeem any shares, notes or other securities;

                  (h) Increase the rate or amount of compensation or the amount or type of other remuneration to any of its directors, officers, employees, agents or other representatives, or agree to do so;

                  (i) Form or cause to be formed, or dispose or contract to dispose of, any Subsidiary, or any interest in any Subsidiary or acquire any stock or equity interest in any corporation or other entity;

                  (j) Reclassify, split or combine its shares, or issue, sell, distribute or dispose of any shares, notes or other securities, or issue or make any changes to any options, warrants or rights with respect to its shares, or commit itself to do so;


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                  (k) Make any new commitments or agree to make commitments for capital improvements or significantly alter standing commitments for capital improvements;

                  (l) Make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of Seventy-Five Thousand Swedish Krona (SEK $75,000) in the aggregate;

                  (m) Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of Sellers' Shares;

                  (n) Amend, or permit to be amended, in any way, its Articles of Association or merge or consolidate with any other corporation or other entity or change the character of its business; or

                  (o) Make any material change in accounting methods.

         10.2 PRESERVATION OF BUSINESS. Sellers will cause the Company to use reasonable efforts to (i) preserve intact its present business organization and personnel, (ii) preserve its business, actual and potential, and its advantageous relationships with all persons having business dealings with it, and (iii) preserve and maintain in force all its material licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, patents, trademarks, trade names, service marks and copyrights, and applications for any of the same, and other similar rights. Sellers will cause the Company to maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which it presently carries.

         10.3 CONSENTS AND APPROVALS. Sellers will use all reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE XI
                                   ----------

                    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT
                    -----------------------------------------

         The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void, except that Purchaser or Parent may assign any or all their rights hereunder to its senior lender or lenders as collateral. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties hereto and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, on the one hand and Sellers, on the other, and their respective successors and permitted assigns.


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                                   ARTICLE XII
                                   -----------

                                    EXPENSES
                                    --------

         Purchaser, on the one hand, and Sellers, on the other, will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement ("Transaction Expenses"). Notwithstanding the preceding sentence or Article X of this Agreement, the Company shall be permitted to pay the reasonable Transaction Expenses of Sellers in an amount not to exceed One Hundred Ninety-Two Thousand Swedish Krona (SEK 192,000).


                                  ARTICLE XIII
                                  ------------

                                     NOTICES
                                     -------

         All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) seven (7) days after having been deposited in first-class mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service,] addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

         To Purchaser:                  c/o Waterlink, Inc.
         ------------                   4100 Holiday Street, N.W.
                                        Canton, Ohio  44718
                                        Facsimile No.: (330) 649-4008
                                        Attention:  Michael J. Vantusko,
                                        Chief Financial Officer

         With a copy to:                Benesch, Friedlander,
                                          Coplan & Aronoff  LLP
                                        2300 BP America Building
                                        200 Public Square
                                        Cleveland, Ohio USA 44114
                                        Facsimile No.:  (216) 363-4588
                                        Attention:  Ira C. Kaplan






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         To Sellers:                    c/o Mellagard V.A. Maskiner AB
         ----------                     Sisjo Kullegata 6
                                        S-421 32 Vastra Frolunda
                                        Sweden
                                        Facsimile No.: 46-31-68-49-98
                                        Attention: Krister Lundberg

         With a copy to:                Hemberg Advokatbyra
                                        Sodra Vagen 1
                                        Box 53151
                                        400 15 Goteborg
                                        Facsimile No.:  46-31-174801
                                        Attention:  Mikael Jonsson


                                   ARTICLE XIV
                                   -----------

                             REMEDIES NOT EXCLUSIVE
                             ----------------------

         Except as provided in Section 9.2(d), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser, on the one hand, or Sellers, on the other hand, will not constitute a waiver of the right to pursue other available remedies.


                                   ARTICLE XV
                                   ----------

                                 NON-COMPETITION
                                 ---------------

         15.1 NON-COMPETITION AGREEMENT. In consideration of Purchaser's and Parent's execution and delivery and consummation of the transactions contemplated under this Agreement, each Seller agrees as follows:

                  (a) For a period of three (3) years from and after the Closing Date, but as to clauses (iv) and (v) at any time after the Closing Date in any state in the United States and any country, other than the United States, where the Company has conducted or is currently conducting business or actively contemplating conducting business, such Seller will not, directly or indirectly, except as contemplated by this Agreement or the other agreements to be executed in connection herewith:

                         (i) engage in, carry on, be employed by or have any
                  interest in a business substantially similar to the business as carried on by the Company on the Closing Date; provided, however, that the ownership of not more than One Percent (1%) of

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                  the outstanding shares of any class of capital stock of a
                  publicly held corporation shall not be deemed a violation of this Section 15.1;

                        (ii) enter into, engage in, or be employed by or consult
                  with any business in, competition with the Company on matters substantially similar to the business as carried on by the Company on the Closing Date;

                       (iii) employ, assist in employing or otherwise associate
                  in business with any present, former or future employee of the Company until a period of at least two (2) years has expired since such employee was employed by the Company;

                        (iv) induce any person who is a present or future
                  employee, officer, agent, affiliate or customer of the Company to terminate the relationship; and

                         (v) induce any customer, supplier or any other party
                  with whom the Company does business to refuse to do business with the Company on as favorable terms as previously done with the Company.

Each Seller acknowledges that the length of time and geographic restriction pertaining to all prohibitions in this Subsection (a) both are reasonable and necessary for the legitimate protection of Purchaser's business and interests. For purposes of this Section 15.1(a), "the business as carried on by the Company on the Closing Date" shall mean the mechanical separation of solid particles in a liquid environment by means of screens.

                  (b) Each Seller expressly agrees and understands that the remedy at law for any breach by them of this Article XV will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of any Seller's violation of this Article XV, Purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this subsection (b) will be deemed to limit Purchaser's remedies at law or in equity for any breach by Sellers of any of the provisions of this Agreement which may be pursued or availed of by Purchaser.

                  (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 15.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

                  (d) In the event any Seller violates any legally enforceable provision of this Section 15.1 as to which there is a specific time period during which such Seller is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.


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         15.2 DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Sellers will not, directly or indirectly, disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, the Company, any non-public information (written or oral), documents, lists or other data of or respecting any aspect of the business being acquired by Purchaser from Sellers under this Agreement.


                                   ARTICLE XVI
                                   -----------

                                  MISCELLANEOUS
                                  -------------

         16.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

         16.2 CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

         16.3 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

         16.4 RIGHT OF INSPECTION. From and after the date of this Agreement to the Closing Date, Sellers and the Company will give to Purchaser and its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours to the offices, properties, agreements, records and affairs of the Company, and will furnish copies of all Contracts and other instruments as Purchaser or its counsel may reasonably request. Such investigation will not affect the warranties and representations of Sellers under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of the Company or Sellers will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by Sellers or the Company or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

         16.5 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents and to take such additional action as is reasonably necessary or appropriate for such purposes.

         16.6 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the

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parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

         16.7 GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of Sweden without giving effect to the choice of law principles thereof. The parties agree that the Swedish Sales of Goods Act (1990:931) shall not apply to this Agreement.

         16.8 KNOWLEDGE AND BEST EFFORTS. All references to "knowledge" or "best knowledge", of a party or "known to" a party means the actual knowledge of a party after reasonable inquiry. Actual knowledge of any officer or director of a party will be imputed to, and deemed to be actual knowledge of, that party.

         16.9 PRESS RELEASES. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained; provided, however, that nothing in this Agreement will prohibit either party from issuing or causing publication of any press release or public announcement to the extent that such party determines, on advice on counsel, that such action is required by law, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         16.10 ARBITRATION. Except for disputes relating to the Earn-Out Statements which shall be resolved pursuant to Section 1.4(c), any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be comprised of three (3) arbitrators. All arbitrators shall be appointed by such Arbitration Institute. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

         16.11 EFFECTIVE DATE. The closing of the transactions contemplated under this Agreement shall be deemed, for accounting purposes, to have occurred as of September 1, 1997.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                               WATERLINK (SWEDEN) AB



                                               By:   /s/ Michael J. Vantusko
                                                   ---------------------------
                                               Its:   Chief Financial Officer
                                                    --------------------------



                                               WATERLINK, INC.



                                               By:   /s/ Michael J. Vantusko
                                                   -----------------------------

                                               Its:   Chief Financial Officer
                                                    ----------------------------



                                                     /s/ Krister Lundberg
                                               ---------------------------------
                                               Krister Lundberg


                                                     /s/ Soren Andersson
                                               ---------------------------------
                                               Soren Andersson


                                                     /s/ Per Mellegard
                                               ---------------------------------
                                               Per Mellegard


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